As filed with the Securities and Exchange Commission on February 23, 2005

Registration No. 333-______

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CERIDIAN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	41-1981625
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3311 East Old Shakopee Road Minneapolis, Minnesota (Address of Principal Executive Offices)	55425 (Zip Code)

CERIDIAN CORPORATION 2004 LONG-TERM STOCK INCENTIVE PLAN
AND
CERIDIAN CORPORATION AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE
PLAN
(Full title of the plan)

William E. McDonald
Vice President, Associate General Counsel and Deputy Secretary
Ceridian Corporation
3311 East Old Shakopee Road
Minneapolis, Minnesota 55425
(952) 853-8100
(Name, address and telephone number,
including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:
Immediately upon the filing of this registration statement

CALCULATION OF REGISTRATION FEE

		Proposed maximum		Proposed maximum
Title of securities	Amount to be	offering price per		aggregate offering		Amount of
to be registered	registered(1) (2)	unit(3)		price		registration fee
Common stock, $.01 par value per share (2)	6,600,000 shares	$17.55	(3)	$115,830,000	(3)	$13,635

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement includes an indeterminate number of additional shares which may be offered and sold as a result of anti-dilution provisions described in the above described plans.

(2)	Includes rights to purchase Class A Junior Participating Preferred Stock (the “Rights”) that are attached to each share of common stock pursuant to the Rights Agreement dated as of November 6, 2001.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(c) and (h)(1) under the Securities Act, based upon the average of the reported high and low prices of common stock as reported on the consolidated reporting system of the New York Stock Exchange on February 18, 2005.

PART I

INFORMATION REQUIRED
IN THE SECTION 10(A) PROSPECTUS

     The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED
IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by Ceridian Corporation with the Securities and Exchange Commission are incorporated by reference in this registration statement:

     (1) Amendment No. 1 on Form 10-K/A to Ceridian’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

     (2) Amendment No. 1 on Form 10-Q/A to Ceridian’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004;

     (3) Ceridian’s Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2004 and September 30, 2004;

     (4) All other reports filed by Ceridian pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2003;

     (5) The description of Ceridian’s common stock contained in its registration statement on Form 10 filed with the SEC on December 6, 2000 under the Exchange Act, including any amendments or reports filed for the purpose of updating this description; and

     (6) The description of the Rights contained in the Registration Statement on Form 8-A, filed with the SEC on November 6, 2001.

     All documents filed by Ceridian with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this registration statement have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     Not Applicable.

Item 5. Interests of Named Experts and Counsel.

     William E. McDonald, Vice President, Associate General Counsel and Deputy Secretary for Ceridian, has provided an opinion as to the legality of the securities registered under this registration statement. As a result of awards under stock-based compensation plans maintained by Ceridian, Mr. McDonald holds options to acquire Ceridian common stock with a value that may exceed $50,000 upon vesting. Mr. McDonald is also a stockholder of Ceridian and a participant in the Amended and Restated Employee Stock Purchase Plan.

Item 6. Indemnification of Directors and Officers.

     Ceridian is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware grants each corporation organized thereunder, such as Ceridian, the power to indemnify its directors and officers against liability for certain of their acts. Section 102(b)(7) of the Delaware General Corporation Law permits a provision in the certificate of incorporation of each corporation organized thereunder eliminating or limiting, with specified exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Ceridian’s Amended and Restated Certificate of Incorporation contains this provision. The foregoing statements are subject to the detailed provisions of Sections 145 and 102(b)(7) of the Delaware General Corporation Law.

     Article V of Ceridian’s Amended and Restated Bylaws provides that Ceridian will indemnify its officers, directors and employees to the fullest extent permitted by the Delaware General Corporation Law in connection with proceedings with which any such person is involved by virtue of his or her status as an officer, director or employee. Ceridian has also by contract agreed to indemnify its directors against damages, judgments, settlements and costs arising out of any actions against the directors brought by reason of the fact that they are or were directors. Ceridian maintains directors’ and officers’ liability insurance, including a reimbursement policy in favor of Ceridian.

Item 7. Exemptions from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The following is a complete list of exhibits filed or incorporated by reference as part of this registration statement:

Exhibit No.

4.1	Amended and Restated Certificate of Incorporation of Ceridian Corporation (formerly known as New Ceridian Corporation) (incorporated by reference to Exhibit 3.1 to Ceridian’s Registration Statement on Form 10 (File No. 001-16149)).

4.2	Amendment to Amended and Restated Certificate of Incorporation of Ceridian Corporation (formerly known as New Ceridian Corporation) (incorporated by reference to Exhibit 3.02 to Ceridian’s Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 001-16149)).

4.3	Amended and Restated Bylaws of Ceridian Corporation (formerly known as New Ceridian Corporation) (incorporated by reference to Exhibit 3.2 to Ceridian’s Registration Statement on Form 10 (File No. 001-16149)).

4.4	Rights Agreement, dated as of November 6, 2001, between Ceridian Corporation and The Bank of New York, as Rights Agent, including the form of Certificate of Designation, Preferences and Rights of Series A Preferred Stock as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Stock as Exhibit C (incorporated by reference to Exhibit 4.1 to Ceridian’s Current Report on Form 8-K filed by Ceridian on November 6, 2001 (File No. 001-15168)).

5.1	Opinion and Consent of William E. McDonald.

23.1	Consent of KPMG LLP.

23.2	Consent of William E. McDonald (included in Exhibit 5.1).

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on February 23, 2005.

CERIDIAN CORPORATION

By:	/s/ Ronald L. Turner

Ronald L. Turner
Chairman, President and Chief Executive
Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on February 23, 2005 by the following persons in the capacities indicated.

/s/ Ronald L. Turner	/s/ Douglas C. Neve

Ronald L. Turner	Douglas C. Neve
Chairman, President and Chief Executive	Executive Vice President and Chief
Officer (Principal Executive Officer)	Financial Officer (Principal Financial and Principal
Accounting Officer)

/s/ William J. Cadogan	/s/ Nicholas D. Chabraja

William J. Cadogan, Director	Nicholas D. Chabraja, Director

/s/ Ronald T. LeMay	/s/ George R. Lewis

Ronald T. LeMay, Director	George R. Lewis, Director

/s/ Carole J. Uhrich Shapazian	/s/ Alan F. White

Carole J. Uhrich Shapazian, Director	Alan F. White, Director

CERIDIAN CORPORATION
REGISTRATION STATEMENT ON FORM S-8

INDEX TO EXHIBITS

Exhibit
No.	Item	Method of Filing
4.1	Amended and Restated Certificate of Incorporation of Ceridian Corporation (formerly known as New Ceridian Corporation)	Incorporated by reference to Exhibit 3.1 to Ceridian’s Registration Statement on Form 10 (File No. 001-16149).

4.2	Amendment to Amended and Restated Certificate of Incorporation of Ceridian Corporation (formerly known as New Ceridian Corporation)	Incorporated by reference to Exhibit 3.02 to Ceridian’s Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 001-16149).

4.3	Amended and Restated Bylaws of Ceridian Corporation (formerly known as New Ceridian Corporation)	Incorporated by reference to Exhibit 3.2 to Ceridian’s Registration Statement on Form 10 (File No. 001-16149).

4.4	Rights Agreement, dated as of November 6, 2001, between Ceridian Corporation and The Bank of New York, as Rights Agent, including the form of Certificate of Designation, Preferences and Rights of Series A Preferred Stock as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Stock as Exhibit C.	Incorporated by reference to Exhibit 4.1 to Ceridian’s Current Report on Form 8-K filed by Ceridian on November 6, 2001 (File No. 001-15168).

5.1	Opinion and Consent of William E. McDonald	Filed herewith.

23.1	Consent of KPMG LLP	Filed herewith.

23.2	Consent of William E. McDonald	Included in Exhibit 5.1.